Exhibit 99

For Immediate Release

Contact:

Richard F. LaRoche, Jr.

Chairman of Special Committee

Telephone:

(615) 893-8490

NATIONAL HEALTH INVESTORS, INC. ISSUES STATEMENT

REGARDING OFFER AND ENGAGEMENT OF FINANCIAL ADVISOR

____________________________________________________________________

MURFREESBORO, Tenn. (October 10, 2006) – National Health Investors, Inc. (NYSE: NHI) today announced that its Board of Directors has formed a Special Committee of independent directors for the purpose of evaluating strategic alternatives to enhance stockholder value.  On October 5, 2006, the Special Committee received an indication from Andrew Adams, the Company’s Chief Executive Officer and a significant shareholder, in which Mr. Adams proposes to acquire the outstanding shares of National Health Investors for $30 per share in cash or in equity in the new company.  The proposal is subject to other material conditions.

The Special Committee of National Health Investors, consistent with its fiduciary duties and responsibilities under Maryland law and in consultation with its financial and legal advisors, informed Mr. Adams that it considers the proposal to be inadequate and that the Special Committee desires more particular information about the proposal.   The Special Committee will review and assess the details of the proposal when provided in order to determine the appropriate course of action that will serve the best interests of the Company’s stockholders.  The Special Committee has retained The Blackstone Group L.P. as its financial advisor to assist in evaluating this or any other proposed transactions.

NHI specializes in the financing of health care real estate by first mortgage and by purchase and leaseback transactions.  The common stock of National Health Investors trades on the New York Stock Exchange with the symbol NHI.  Additional information including NHI’s most recent press releases may be obtained on our web site at www.nhinvestors.com.

Statements in this press release that are not historical facts are forward-looking statements.  NHI cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance.  All forward-looking statements represent NHI’s judgment as of the date of this release.